Exhibit 10.12

Thomas L. Thimot Chief Executive Officer tomthimot@authid.ai

November 5, 2021

Philip R. Broenniman

2130 Hermosa Drive

Boulder, Colorado 80304.

Re: Your Ipsidy Inc. (the “Company”) Options Grant dated as of May 5, 2021(“Option”)

Dear Philip:

I refer to our discussions regarding the above referenced Option and following our Board Meeting on October 25, 2021, at which an amendment to the Options was approved, I am writing on behalf of the Company, to record the terms which have been agreed.

In consideration of our mutual agreements, set forth below the following amendments to your Option are hereby agreed. Words and expressions defined in the Option shall bear the same meaning in this letter.

1.	You hereby agree to the cancellation of a total of 200,000 Shares under the Option comprising 200,000 Shares under Section 5(d) of the Option

2.	The remaining Shares shall vest in accordance with Sections 5(a), (b), (c), (d) or (e) of the Option, notwithstanding non-continuation of service to the Company (other than for cause) and Section 5(f) of the Option is hereby amended by the deletion of the second sentence and its replacement with the following:

“If any vesting condition is not satisfied before the earlier of the expiration or termination date of this Option, or termination of the Optionee’s service to the Company for Cause, the Option shall lapse as to the unvested Shares.

“Cause” shall mean you have: (i) willfully failed to perform, or been grossly negligent with respect to, any material duties assigned to you as a Director, other than due to a failure resulting from your disability; (ii) been convicted of, or pled guilty or no contest to, any felony or crime involving immoral or unethical turpitude; (iii) committed an act of fraud, misappropriation, embezzlement or dishonesty with respect to the Company or any of its affiliates; (iv) willfully violated any material Company policy; or (v)  breached any of the material terms of the Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Employee’s non-competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company and in the case of clauses (i), (iv) and (v), to the extent such violation or breach is then curable, failed to cure such violation or breach (as determined by the Board in good faith) during a thirty (30)-day period following the date on which the Company gives you written notice of the breach.”

(For purposes of the foregoing, it is acknowledged that the Option erroneously contains two Sections that are designated as “5(f),” and that the reference above to Section 5(f) refers to the second such Section.)

Ipsidy Inc. • 670 Long Beach Boulevard • Long Beach, New York 11561 • Tel +1 516 274 8700 • www.authid.ai

Philip R. Broenniman: Page 2 November 5, 2021

3.	In addition, Section 7 of the Option is hereby deleted in its entirety and Section 8 of the Option is hereby replaced in its entirety with the following:

“8. Death of Optionee. If the Optionee shall die, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time prior to the expiration date of this Option exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option if Optionee were still alive; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.”

4.	In all other respects the terms of the Option shall remain in full force and effect.

Please sign and return a copy of this letter by way of confirmation of your agreement to its terms.

Sincerely,

Ipsidy Inc. dba authID.ai

/s/ Thomas L. Thimot
Thomas L. Thimot CEO

AGREED AND CONSENTED TO

/s/s Philip R. Broenniman
Philip R. Broenniman	November 5, 2021

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com